UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 3, 2006

American Real Estate Partners, L.P.
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(Exact name of registrant as specified in its charter)

Delaware	1-9516	13-3398766
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Fifth Avenue, Suite 4700, New York, NY	10153
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 702-4300

N/A
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(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 - Entry into a Material Definitive Agreement.

On September 3, 2006, our indirect majority-owned subsidiary, Atlantic Coast Entertainment Holdings, Inc., a Delaware corporation, ACE Gaming, LLC, a New Jersey limited liability company and a wholly-owned subsidiary of Atlantic Coast which owns The Sands Hotel and Casino in Atlantic City, American Real Estate Holdings Limited Partnership, or AREH, of which we are the 99% limited partner, and certain other entities owned by or affiliated with AREH entered into an agreement with Pinnacle Entertainment, Inc. pursuant to which Pinnacle agreed to acquire all of the outstanding membership interests in ACE and 100% of the equity interests in certain subsidiaries of AREH which own parcels of real estate adjacent to The Sands, including 7.7 acres of land adjacent to The Sands known as the Traymore site, for an aggregate price of approximately $250 million (of which approximately $189 million is payable to Atlantic Coast and approximately $61 million is payable to affiliates of AREH for the Traymore site), plus an additional $20 million to Atlantic Coast for certain tax-related benefits and additional real estate.

In connection with the agreement, the majority stockholder of Atlantic Coast, AREP Sands Holdings, LLC, which owns approximately 58% of the outstanding stock of Atlantic Coast, and AREH entered into a Stockholders Agreement, dated as of September 3, 2006, or the Stockholders Agreement, with Pinnacle, pursuant to which AREP Sands delivered a written consent approving the Acquisition Agreement. AREP Sands is a wholly-owned subsidiary of AREH.

In addition, pursuant to the Stockholders Agreement, entities affiliated with Mr. Icahn, including AREH and AREP Sands, have agreed to pay Pinnacle all of any additional value received by such entities through a superior proposal or certain other transactions or if Pinnacle matches or exceeds the terms of any superior proposal or otherwise pays more than the purchase price contemplated by the agreement.

As part of the agreement, Pinnacle required that Atlantic Coast proceed to close The Sands, which is anticipated to occur within approximately 70 days of the signing of the agreement. The agreement provides severance benefits to union employees in accordance with union agreements and severance pay to non-union employees who remain with Atlantic Coast through the closing.

The transaction is subject to the satisfaction of customary closing conditions and is not subject to financing. Under the agreement, AREH and Atlantic Coast have certain indemnification obligations.

The agreement contains non-solicitation, fiduciary out and termination fee provisions. Atlantic Coast is not permitted to solicit other acquisition proposals, but for 45 days after the date of the agreement may negotiate with anyone that submits unsolicited proposals if Atlantic Coast’s board believes that such a proposal is, or is reasonably likely to result in, a proposal that is more favorable to Atlantic Coast’s stockholders. If within such 45-day period, Atlantic Coast’s board determines that an alternative proposal is more favorable to Atlantic Coast’s stockholders, Atlantic Coast is permitted to terminate the agreement upon payment of a $10 million termination fee.

The foregoing description of the transaction does not purport to be complete and is qualified in its entirety by reference to the agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Section 8 - Other Events

Item 8.01 - Other Events.

On September 5, 2006, Atlantic Coast and Pinnacle issued a joint press release, a copy of which is attached as Exhibit 99.1.

Section 9 - Financial Statements and Exhibits

Item 9.01(d) Exhibits

Exhibit 10.1 - Acquisition Agreement, dated September 3, 2006, by and among Pinnacle Entertainment, Inc., Atlantic Coast Entertainment Holdings, Inc., ACE Gaming LLC, American Real Estate Holdings Limited Partnership, AREP Boardwalk Properties LLC, PSW Properties LLC, AREH MLK LLC and Mitre Associates LLC.

Exhibit 10.2 - Stockholders Agreement, dated as of September 3, 2006, among Pinnacle Entertainment, Inc., American Real Estate Holdings Limited Partnership and AREP Sands Holding, LLC.

Exhibit 99.1 - Press Release, dated September 5, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REAL ESTATE PARTNERS, L.P.
(Registrant)

By:	American Property Investors, Inc., its General Partner

	By:	/s/ Hillel Moerman
Hillel Moerman, Chief Financial Officer American Property Investors, Inc., the General Partner of American Real Estate Partners, L.P.
Date: September 8, 2006